Exhibit 99.1
NEWS RELEASE
RANGE PROVIDES OPERATIONS UPDATE
FORT WORTH, TEXAS, OCTOBER 18, 2011...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an operations update. Third quarter production volumes averaged 537.2 Mmcfe net per day, a 7% increase over the prior-year quarter. In April of this year, Range sold its Barnett Shale properties which, at that time, represented approximately 20% of the Company’s total production. Adjusting for the Barnett sale, third quarter production volumes would have increased 27%. Third quarter production volumes also materially exceeded Company guidance of 515 — 520 Mmcfe per day due to infrastructure build-out proceeding faster than anticipated. Importantly, due to the continued success of the drilling program and the infrastructure build-out, by quarter-end Range had fully replaced all the production sold in the Barnett sale.
Third quarter production was 76% natural gas, 17% natural gas liquids (NGLs) and 7% crude oil. Year-over-year, oil production increased by 13%, NGL production rose 11%, while natural gas production increased 5%. The greater relative increase in oil and NGL production is due to Range’s capital spending emphasis in its liquids-rich plays.
Third quarter drilling expenditures of $353.3 million funded the drilling of 77 (64 net) wells and 7 (6 net) recompletions. A 100% success rate was achieved. Year-to-date drilling expenditures for 2011 have been $901.7 million. For the first nine months of 2011, Range has drilled 223 (197 net) wells.
The Company also announced its preliminary third quarter 2011 commodity price realizations (including the impact of cash-settled hedges and derivative settlements which would correspond to analysts’ estimates associated with its current production) averaged $5.73 per mcfe. This represents a 15% increase over the prior-year quarter. The increase in the average per mcfe price was due to a greater proportion of liquids in the total production mix and stronger NGL and crude oil prices. Preliminary third quarter production and realized prices by each commodity are: natural gas — 410.5 Mmcfe per day ($4.51 per mcf), natural gas liquids — 15,429 barrels per day ($49.52 per barrel) and crude oil — 5,681 barrels per day ($81.70 per barrel).
Commenting on the announcement, John Pinkerton, Range’s Chairman and CEO, said, “Third quarter production results reflect excellent performance by our operating, infrastructure and marketing teams. Being able to fully replace the sold Barnett production in just five months is a testament to both the quality of our technical teams and our asset base. As a result, we are well on track to achieve our Marcellus and Company-wide production targets for the year. Importantly, we are also reaping the benefits of a lower cost structure and a strong financial position. We are extremely well-positioned to generate attractive per share returns for our shareholders for many years to come.”
Marcellus Shale Division
Significant progress was made on multiple fronts in the Marcellus Shale and the division is solidly on track to reach the 2011 year-end production target of 400 Mmcfe per day net to Range. Currently, total production from the Marcellus Shale is running approximately 350 Mmcfe per day net to Range. In southwest Pennsylvania, Range drilled 42 wells during the third quarter. During the quarter, a total of 28 wells were turned to sales bringing the total horizontal Marcellus wells producing in the southwest to 214 wells. At the end of the third quarter, there were 12 wells waiting on pipeline and 74 wells waiting on completion in the southwest. In northeast Pennsylvania, Range drilled 14 wells during the third quarter. A total of 10 wells were turned to sales during the third quarter. At quarter-end, there were 15 wells on production in the northeast with 11 wells waiting on pipeline and 22 wells waiting on completion.
In addition to the operational progress in the Marcellus, Range made substantial progress during the quarter regarding infrastructure build-out and marketing arrangements. Below are the key accomplishments achieved during the third quarter.
•	During the third quarter an additional 40 Mmcf per day of fully dedicated cryogenic gas processing capacity was brought on line increasing Range’s total dedicated processing capacity to 390 Mmcf per day. In addition to the committed capacity, Range currently has access to approximately 100 Mmcf per day of interruptible processing capacity.

•	Phase I of the Lycoming trunkline system in northeast Pennsylvania was completed and Phase II is expected to be completed by the end of 2011. Additional phases are planned to be constructed for Range operated properties to complete Range’s expected development in Lycoming County. The trunkline will give 350 Mmcf per day of capacity flowing into the Transco system moving gas into and out of the Leidy storage complex.

•	Range accomplished a key element in the development of its liquid-rich Marcellus play by signing its first ethane sales contract. The contract with NOVA Chemicals Corporation was signed at the conclusion of the binding open season of the Mariner West Project. The project was the culmination of years of planning and will insure that Range can continue accelerating its Marcellus Shale development plans. The first sales under the contract are targeted to occur in late 2013. Anticipating Range’s ethane production growth, numerous petrochemical companies, both domestic and international, have approached the Company as potential customers.

•	Late in the third quarter, Range began receiving an incremental NGL pricing uplift when the C3+ fractionation facility was completed at the gas processing facility located in Houston, Pennsylvania. This complex allows for the production of 60,000 barrels per day of purity propane, butane, and natural gasoline for sale into the premium Northeast markets. As a result, Range’s realizations should improve since the liquids will no longer be required to be trucked or railed offsite to be fractionated. Commencing in early November, Range expects that the railroad siding at the Houston, Pennsylvania plant will be fully operational allowing for the direct rail shipment of purity NGL products to customers. With the start-up of the rail facilities, Range will be able to fully realize the expected uplift in incremental NGL pricing of $12 to $15 million annually by the elimination of all intermediate transportation charges before freight cost to the customers.

•	Basis during the third quarter in the southwest area of the Marcellus continued to be in the flat to positive $0.08 per mcf range above the NYMEX Henry Hub index price depending on bid week quotes and daily swing gas spot markets. In the northeast along the Transco-Leidy transmission system, basis during the third quarter continued in the positive $0.10 to $0.15 per mcf above the NYMEX Henry Hub index price depending on bid week quotes and daily swing gas spot markets. Currently Range has commitments in the southwest portion of the Marcellus for over 420 Mmcf per day to transport natural gas to markets either with Range-owned firm transportation or firm sales arrangements with customers which hold firm transportation. Transportation commitments in the southwest are planned to increase to 550 Mmcf per day during 2012 to accommodate the expected increased production from that region. In the northeast Marcellus along the Transco-Leidy transmission line, Range currently has commitments of 80 Mmcf per day increasing to 100 Mmcf per day during 2012 in the form of firm sales arrangements with customers owning existing firm transportation on Transco and storage at Leidy. Range believes that our existing firm sales arrangements both in the southwest and the northeast can be further increased as it demonstrates that additional production volumes are available.
Midcontinent Division
Third quarter activity in the Midcontinent Division focused on the Texas Panhandle St. Louis play, as well as increased leasing in the Mississippian horizontal play of northern Oklahoma. Two offset St. Louis horizontal wells were added in the Texas Panhandle at combined rates of 20.4 Mmcf of natural gas and 1,394 barrels of liquids per day or 28.8 (13.1 net) Mmcfe per day. Drilling activity continues in the play with two additional St. Louis offsets scheduled to be drilled during the fourth quarter. In the Woodford play of the Ardmore Basin, three wells were connected to sales during the quarter at combined rates of 2,738 gross (1,307 net) BOE per day. “Cana” Woodford activity by other companies continues to approach our HBP leasehold position of 42,000 net acres.
Leasing activity expanded during the quarter in the Mississippian horizontal play of northern Oklahoma. Having started the year with 15,000 net acres, Range’s position has increased to over 92,000 net acres. Reserve projections are estimated in the range of 400-500 MBOE per well for approximately 2,000 foot laterals at depths of 5,000 feet. These potential reserves generate attractive finding and development costs, along with strong rates of return in this liquids-rich play. Range’s production from the Mississippi horizontal area continues to hold at 3,400 gross (2,709 net) BOE per day. With its larger acreage position, Range is targeting a two rig drilling program in 2012 and is currently focused on adding the necessary infrastructure to facilitate future development.
Appalachia Division
The Appalachian Division continued development of its 350,000 (235,000 net) acre position in Virginia during the third quarter of 2011. Range owns the gas rights on 216,000 royalty acres of this position and receives the added economic benefit of the royalty for wells drilled on this acreage. The division averaged three drilling rigs running in the quarter with activity focused on tight gas sand and horizontal drilling projects in Nora. The division drilled 10 (10 net) vertical and 10 (10 net) horizontal wells in the quarter. The horizontal wells targeted the Huron Shale and Berea Sandstone in the Nora field. Over the past three years, Range has continued to optimize horizontal drilling operations in these formations by reducing the number of drilling days and corresponding well cost while at the same time increasing lateral length by 30%. With increased lateral length, Range has also increased the number of frac stages per well to effectively stimulate the formation. The initial 30 day average production from these longer laterals is 40% higher than the average of earlier drilled horizontals. Through longer laterals and more frac stages, we have improved our estimated ultimate recoveries from about 1 Bcf per well up to 1.3 Bcf per well while keeping our cost at $1.2 million. Also in the quarter, Range performed seven recompletions of behind-pipe pays in its continued efforts to maximize production on existing wells.
Hedging Position as of October 18, 2011

			Premium (Paid) /
	Daily Volume	Hedge Price	Received
Gas (Mmbtu)
3Q 2011 Collars	318,200	$5.43 - $6.29	$(0.40)
4Q 2011 Collars	348,200	$5.33 - $6.18	$(0.37)

2012 Swaps	70,000	$5.00	$(0.04)
2012 Collars	189,641	$5.32 - $5.91	$(0.28)

2013 Collars	160,000	$5.09 - $5.65	—

Oil (Bbls)
3Q 2011 Calls	5,500	$80.00	$10.37
4Q 2011 Calls	5,500	$80.00	$10.37

2012 Collars	2,000	$70.00 - $80.00	$7.50
2012 Calls	4,700	$85.00	$13.71

NGL (Bbls)
3Q 2011 Swaps	7,000	$104.17	—
4Q 2011 Swaps	7,000	$104.17	—

2012 Swaps	5,000	$102.59	—

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent natural gas company operating in the Appalachia and Southwest regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, infrastructure, increased margins, cost reductions, rates of returns, number of wells to be drilled, reserve potential, reserve growth and financial position are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” or “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven, unrisked resource potential has not been fully risked by Range’s management. Actual quantities that may be ultimately recovered from Range’s interests will differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

2011-30
SOURCE: Range Resources Corporation
Investor Contacts:
Rodney Waller, Senior Vice President
817-869-4258
David Amend, Investor Relations Manager
817-869-4266
Laith Sando, Senior Financial Analyst
817-869-4267
or
Media Contact:
Matt Pitzarella, Director of Corporate Communications
724-873-3224
www.rangeresources.com